Exhibit 99

Keithley Instruments Reports Profitable Results for Fiscal 2010 First Quarter

CLEVELAND--(BUSINESS WIRE)--February 1, 2010--Keithley Instruments, Inc. (NYSE:KEI), a world leader in advanced electrical test instruments and systems, today announced results for its fiscal 2010 first quarter ended December 31, 2009.

Highlights

  Net sales of $28.4 million in the first quarter of fiscal 2010, a sequential increase of 18 percent from the fourth quarter of fiscal 2009
  Operating income of $7.0 million for the first quarter of fiscal 2010, which includes a $3.5 million gain on the sale of the Company’s RF product line
  Net income of $6.1 million for the first quarter of fiscal 2010

First Quarter Fiscal 2010 Results

Net sales of $28.4 million for the first quarter of fiscal 2010 decreased $2.7 million, or nine percent, from net sales of $31.1 million in last year’s first quarter. First quarter fiscal 2010 net income was $6.1 million, or $0.38 per share, which includes a gain of $3.0 million after-tax, or $0.19 per share, on the sale of the Company’s RF product line. Last year’s first quarter net loss was $32.4 million, or $2.07 per share, which included a special charge to income tax expense of $30.0 million, or $1.92 per share, to reserve for the Company’s U.S. deferred tax assets. In last year’s first quarter, excluding the non-cash special tax charge, the Company reported a net loss of $2.4 million, or $0.15 per share.

“We are pleased that we returned to profitability this quarter and that we are beginning to realize the earnings leverage derived from the cost reduction actions taken since September 2008,” stated Joseph P. Keithley, the Company’s Chairman, President and Chief Executive Officer. “During the past year, we have moved aggressively to reduce our cost structure and operate more efficiently. Furthermore, we are encouraged that we have continued to experience sequential increases in orders during each of our last three quarters, from a low in the March 2009 quarter.”

For the first quarter of fiscal 2010, the Company reported operating income of $7.0 million, which included a pre-tax $3.5 million gain on the sale of the Company’s RF product line. Excluding the gain, operating income was $3.5 million, or 12.4 percent of net sales, as compared to last year’s first quarter operating loss of $2.3 million, a $5.8 million improvement on $2.7 million lower sales. The increase in operating income, excluding the gain on the sale of the RF product line, was primarily the result of the cost reduction actions taken during the past year, which reduced operating expenses by 28 percent. Selling, general and administrative costs in the first quarter of fiscal 2010 decreased $2.7 million, and product development costs decreased $2.9 million. Gross margin dollars increased $0.1 million from the prior year, as gross margins, as a percent of net sales, improved to 63.0 percent of net sales compared to 57.2 percent in the prior year’s first quarter.

The Company completed the sale of its RF product line during the first quarter of fiscal 2010. The Company is estimating additional costs of approximately $0.3 million that will be incurred during the second and third quarters of fiscal 2010 and are expected to reduce the pre-tax gain to approximately $3.2 million.

The Company recorded tax expense of $1.0 million during the first quarter of fiscal 2010. This compares to tax expense of $30.2 million recorded during the first quarter of fiscal 2009, which included a $30.0 million special charge to establish a valuation allowance against the Company’s U.S. deferred tax assets.

Net sales of $28.4 million for the first quarter of fiscal 2010 decreased nine percent from last year’s first quarter; however, the effect of a weaker U.S. dollar positively impacted sales by approximately three percentage points. Sales outside of the Americas represented approximately 70 percent of total sales for the first quarter of fiscal 2010. Sequentially, net sales increased $4.3 million, or 18 percent, compared to the fourth quarter of fiscal 2009.

Orders of $27.0 million for the first quarter of fiscal 2010 increased six percent sequentially from the fourth quarter of fiscal 2009. Orders decreased $0.7 million, or two percent, compared with orders of $27.7 million for the first quarter of last year. Orders increased $5.2 million, or 24 percent, from a low in the March 2009 quarter. Geographically, orders increased two percent in the Americas and eight percent in Asia, and decreased 16 percent in Europe when compared to the prior year. Orders from the Company’s semiconductor customers increased approximately 15 percent, orders from both wireless communications customers and precision electronics customers each decreased approximately 15 percent, and orders from research and education customers were flat compared to the prior year’s first quarter. For the first quarter of fiscal 2010, semiconductor customer orders comprised approximately 30 percent of total orders, wireless communications customer orders were approximately five percent, precision electronics customer orders were approximately 25 percent, and research and education customer orders made up about 35 percent. Order backlog decreased $1.3 million during the quarter to $10.9 million at December 31, 2009.

Balance Sheet and Cash Flow

The Company generated $1.5 million in cash from operations during the quarter. Cash and short-term investments were $35.5 million at December 31, 2009, an increase of $10.1 million from September 30, 2009, primarily as a result of the proceeds received from the sale of the RF product line and improved operating performance. The Company reported no outstanding debt at December 31, 2009. Inventory of $7.9 million decreased $2.1 million from September 30, 2009, primarily due to the sale of the RF product line. Inventory turns were 5.1 at December 31, 2009, versus 2.7 a year ago and 4.5 at September 30, 2009. Trade receivables were $11.7 million, up $0.2 million from September 30, 2009. Days sales outstanding were 40 at December 31, 2009, versus 47 both a year ago and at September 30, 2009.

Operations Outlook

“We are increasingly optimistic yet cautious as to when our customers’ production-related spending will materially increase for test and measurement equipment. We are encouraged by the growth opportunities for our existing and new applications and believe that we are benefiting from initiatives around the world related to energy efficiency improvements and new semiconductor device technology. We remain committed to serving the challenging materials, device, and process measurement requirements that enable innovation within the electronics industry. We remain focused on executing against our business plan, and we plan to remain profitable in fiscal 2010,” stated Keithley.

Based upon current expectations, the Company is estimating sales for the second quarter of fiscal 2010, which will end March 31, 2010, to range between $24 and $28 million, and expects to be profitable. After restoring employee compensation as of January 1, 2010, the Company’s annual break-even sales level is approximately $93 to $95 million, depending upon gross margin levels. For the remainder of fiscal year 2010, the Company anticipates recording tax expense at an effective tax rate in the low to upper-teens, depending on pre-tax earnings. Quarterly tax rates may fluctuate significantly, depending upon earnings by specific geography.

Use of Non-GAAP Financial Measures

Net loss in the first quarter of fiscal 2009, excluding the special charge to income tax expense, and operating income in the first quarter of fiscal 2010, excluding the gain on the sale of the Company’s RF product line, are “non-GAAP” financial measures. These measures are not measurements of financial performance under GAAP and should not be considered as an alternative to net income (loss) or operating income (loss) or other measures of performance determined in accordance with GAAP. The Company believes that these measures reflect an additional way of viewing aspects of the Company’s business, and when viewed with corresponding GAAP measures, they provide a more complete understanding of the Company’s results from operations and help identify trends in the Company’s business.

Forward-Looking Statements

Statements in the “First Quarter Fiscal 2010 Results” and “Operations Outlook” section of this release that are not historical facts, including those relating to sales, earnings, spending and tax rates are “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. Actual results may differ materially from the results stated or implied in the forward-looking statements as a result of a number of factors that include, but are not limited to: worldwide economic conditions; uncertainties in the credit and capital markets including the ability of the Company’s customers to access credit and the Company’s risk to cash and short-term investments that are not backed by a government agency; business conditions in the semiconductor, wireless, precision electronics and other segments of the worldwide electronics industry; the ability of the Company to effectively sell to its customers as a result of a reduction in force and a refocus of the Company’s field sales organization; the effect of the divestiture of the RF product line on customer relationships and the Company’s ongoing product line; the estimated costs relating to the sale being more or less significant than expected; the timing of large orders from customers or canceling of orders in backlog; timing of recognizing shipments as revenue; changes in product and sales mix, and the related effects on gross margins; the Company's ability to develop new products in a timely fashion and gain market acceptance of those products to remain competitive and gain market share; the Company’s ability to work with third parties; competitive factors, including pricing pressures, loss of key employees, technological developments and new products offered by competitors; the impact of the Company’s fixed costs in a period of stabilizing sales; the Company’s ability to fine-tune its lean manufacturing system to lower costs without incurring significant disruptions in production; the Company’s ability to adapt its production capacities to rapidly changing market conditions; the Company’s ability to implement and effectively manage IT system enhancements without interruption to its business processes; the Company’s ability to implement and realize the benefits of planned cost savings and other initiatives to return to profitability and its ability to do so without adversely affecting the Company’s product development programs and strategic initiatives; the availability of parts and supplies from third-party suppliers on a timely basis and at reasonable prices; changes in the fair value of the Company’s investments; the potential volatility on earnings as a result of the accounting for performance share awards; changes in effective tax rates due to tax law changes, changes in tax planning strategies, changes in deferred tax assets, or changes in levels of pretax earnings; potential changes in pension plan assumptions; foreign currency fluctuations which could affect worldwide operations; costs and other effects of domestic and foreign legal, regulatory and administrative proceedings; government actions which impact worldwide trade; the ability of the Company to maintain compliance with the New York Stock Exchange’s continued listing standards; and matters arising out of or related to the Company’s stock option grants and procedures and related matters, including the outcome of the inquiry commenced by the U.S. Securities and Exchange Commission (SEC), the possibility that the SEC may disagree with the Special Committee’s findings and may require a restatement of the Company’s financial statements or additional or different remediation, any other proceedings which may be brought against the Company by the SEC or other governmental agencies. Further information on factors that could cause actual results to differ from those anticipated is included in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q which are filed with the Securities and Exchange Commission. In light of these uncertainties, the inclusion of forward-looking information should not be regarded as a representation by the Company that its plans or objectives will be achieved. Further, the Company undertakes no obligation to revise forward-looking statements contained herein to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Conference Call on the Web

On Monday, February 1, 2010, at 10 a.m. Eastern Time, interested parties may listen to the Keithley Instruments quarterly conference call live on the Web by registering on the investor relations portion of the Company's website at www.keithley.com. Interested parties may also listen to a replay of the quarterly conference call by visiting the website. The replay will be available for approximately 60 days.

About Keithley Instruments, Inc.

With more than 60 years of measurement expertise, Keithley Instruments has become a world leader in advanced electrical test instruments and systems. Our customers are scientists and engineers in the worldwide electronics industry involved with advanced materials research, semiconductor device development and fabrication, and the production of end products such as portable wireless devices. The value we provide them is a combination of products for their critical measurement needs and a rich understanding of their applications to improve the quality of their products and reduce their cost of test.

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands of Dollars Except for Per Share Data)
(Unaudited)

	FOR THE THREE MONTHS
	ENDED DECEMBER 31,

	2009		2008

NET SALES	$28,397	100.0%	$31,070	100.0%
Cost of goods sold	10,516	37.0	13,295	42.8

Gross profit	17,881	63.0	17,775	57.2

Selling, general and administrative expenses	11,268	39.7	14,015	45.1
Product development expenses	3,130	11.0	6,053	19.5
Gain on sale of product line	(3,493)	(12.3)	-	-
Adjustments to severance and
related charges	(30)	(0.1)	(3)	(0.0)

Operating income (loss)	7,006	24.7	(2,290)	(7.4)

Investment income	25	0.0	175	0.6
Interest expense	(2)	(0.0)	(20)	(0.1)

Income (loss) before income taxes	7,029	24.7	(2,135)	(6.9)

Income tax expense	972	3.4	30,224	97.2

NET INCOME (LOSS)	$6,057	21.3%	$(32,359)	(104.1)%

Basic earnings (loss) per share	$0.39		$(2.07)
Diluted earnings (loss) per share	$0.38		$(2.07)

Cash dividends per Common Share	$.0125		$.0375
Cash dividends per Class B Common Share	$.0100		$.0300

Weighted average number of shares
outstanding – Diluted (in 000s)	15,795		15,607

KEITHLEY INSTRUMENTS, INC.
CONSOLIDATED BALANCE SHEETS
(In Thousands of Dollars)
(Unaudited)

	December 31, 2009	September 30, 2009
ASSETS

Current assets:
Cash and cash equivalents	$33,708	$24,114
Restricted cash	575	569
Short-term investments	1,264	759
Accounts receivable and other, net of allowances	12,420	12,204
Inventory, net	7,876	9,937
Other current assets	2,370	2,056

Total current assets	58,213	49,639

Property, plant and equipment, net	8,612	11,100
Other assets	11,373	12,363

Total assets	$78,198	$73,102

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$--	$--
Accounts payable	5,147	4,916
Other current liabilities	10,704	12,194

Total current liabilities	15,851	17,110

Long-term debt	--	--
Other long-term liabilities	19,700	19,382

Shareholders' equity	42,647	36,610

Total liabilities and shareholders' equity	$78,198	$73,102

CONTACT:
Keithley Instruments, Inc.
Mark J. Plush, 440-248-0400
Vice President and Chief Financial Officer
Fax: 440-248-6168
http://www.keithley.com